Exhibit 99.1

Pinterest Q3 2020 Letter to Shareholders
October 28, 2020
Q320 Highlights
•Q3 revenue grew 58% year over year driven by a recovery in advertiser demand and positive returns from our investments in ad products and international expansion.
•Our Monthly Active Users (MAUs) grew 37% year over year to 442 million, maintaining strong year-over-year growth in both U.S. and international geographies.
•Our GAAP net loss was $(94) million or (21)% of revenue. Our Adjusted EBITDA was $93 million or 21% of revenue.
Q320 Business Highlights
2020 continues to be a year like no other. In Q3, the world was still dealing with the economic and health challenges brought on by COVID-19. Nobody knows exactly how all of this will play out. But at Pinterest, we continued to focus on what we can control: supporting all of our stakeholders in this unpredictable time. This included giving Pinners and brands a positive place to be online during a divisive election in the United States. It meant helping Pinners and businesses connect as part of a larger accelerated shift to online shopping. We also worked to support our employees with more flexibility about where and how they work in the future. While there will continue to be a lot of unresolved questions about what’s happening in the world, we will do our best to stay focused and nimble to fulfill our mission of bringing everyone the inspiration to create a life they love.
Pinner Experience
People continued to navigate their lives on Pinterest during Q320, using the platform to create decked-out dorm rooms at home, explore the future of beauty and discover innovative ways to celebrate Halloween. MAU growth was strong in both the US and international markets, driven primarily by COVID lockdowns in many regions. Particular strength came from users under the age of 25, a trend that we’ve seen for several quarters. People who began using Pinterest during COVID-19 continued to have high levels of engagement in Q3. In fact, users in the COVID-19 cohort had higher retention and higher engagement (defined as impressions, closeups and saves) than a cohort of new users during the same period last year. In general, global search volume and other Q3 engagement metrics moderated somewhat from Q2 highs but remained well above pre-COVID-19 levels. We are monitoring these trends closely in Q4. Seasonal Q4 engagement may dip as people celebrate holidays differently due to COVID-19 (e.g., fewer parties and events). The U.S. presidential election and its aftermath could also be an engagement headwind, as people don’t generally seek political news on Pinterest.
We’ve learned more about the users who began using Pinterest during the COVID-19 period. First, their engagement tends to increase when lockdown orders are in effect and wane when the orders are lifted. Second, they typically come to Pinterest for a specific purpose (e.g., building a home office) rather than for general inspiration. This means they tend to search more than older cohorts, a new-user trend that pre-dates COVID but that has accelerated since March. More searching on the platform raises the bar on serving relevant results (particularly more relevant ads), but search engagement also tends to have higher commercial intent, which represents a big opportunity for future growth, particularly as advertisers increasingly seek platforms that are able to deliver sales and conversions.
Building the future of inspiring content
We’ve been saying since the beginning of 2020 that our top priority is to continue making Pinterest home to the most inspiring and actionable content. To this end, we’ve been investing in video for several quarters and are making good progress here: in Q3, unique video uploads grew 7x year over year. Our commitment to great content took another leap forward in Q3 with the launch of a new suite of creator tools, including Story Pins in beta, a new creator profile, and analytics tools to track performance. Story Pins on Pinterest are unique because they show how to do something, rather than merely broadcasting what a Creator is doing. Overall, these new publishing and measurement tools allow creators to easily publish immersive stories directly to Pinterest, reaching Pinners seeking positivity and useful ideas.
We plan to continue to invest in content initiatives because inspiration is the foundation of everything that happens on Pinterest, where people come to create lives they love. Inspiring content is the precondition for and driver of the actions that create value for Pinners, merchants and advertisers alike. Recent additions to our board and leadership team reflect the importance of this ongoing initiative; Aya Kanai, former Editor-In-Chief of Marie Claire, joined the company as Head of Content and Editorial Partnerships, and new board members Andrea Wishom and Salaam Coleman Smith have deep expertise creating positive and inspirational content for global audiences.
Pinterest for Business
Delivering value for advertisers
Pinterest gives advertisers the ability to touch consumers at every phase of the shopping lifecycle: inspiration, consideration and purchase. In Q3, we saw a return of demand from large brand advertisers who paused or reduced spend during Q2 as well as the acceleration of strong demand from mid-sized and small advertisers seeking conversions. During Q3, revenue from both conversion optimization (oCPM) and shopping ads continued to grow much faster than our overall revenue. Pinterest also continued to provide a positive platform for businesses to build their brands and drive sales. Spend from the group of advertisers boycotting social media accelerated in Q3, though it’s not yet clear how sustainable this trend will be, particularly after the U.S. presidential election cycle ends.
Diversifying our advertiser base
In Q3, our total advertiser growth accelerated year over year. We're investing in automation to make it easier for advertisers to use Pinterest and scale their spend. This disproportionately benefits small and medium sized advertisers, and revenue from this group continued to grow quickly in Q3.
Automatic bidding for conversion objectives launched at the beginning of July and in Q3 represented more than half of conversion revenue, and automatic bidding for shopping ads launched in September. In addition to spending their existing budgets more efficiently, the majority of early adopters of oCPM automatic bidding have increased their budgets on Pinterest. We plan to introduce more tools to automate ad campaigns in Q4 and in 2021.
Investments to build out our international ads business have also continued to diversify our advertiser base, particularly in Western Europe, where we hired sales teams in the fall of 2019. The diversification of our advertiser base driven by technology and sales investment matters because it improves our ability to serve contextually relevant ads against growing search engagement.
Shopping traction
Shopping on Pinterest is unique because it allows consumers to go from discovering an inspiring scene to actually owning a product from that scene. Significant improvements to our inventory of reliable products and to the discoverability of those products are helping more and more Pinners take the journey from inspiration to commercial action. Catalog ingestion continued to grow quickly in Q3, and shopping-dedicated surfaces are now triggered by visual search, in addition to text search. We also launched new product pin detail pages that include alternative images, shipping information, sale pricing and more. In addition, we recently announced a new suite of merchant tools including an updated merchant storefront profile, testing for product tags and a more intuitive catalog feed ingestion tool. These efforts, along with the features we’ve launched over the past several quarters are making a difference; the number of Pinners engaging with shopping surfaces has grown over 85% in the six months ended September 30. Finally, we took an important step in internationalizing our Pinner shopping experience in Q3, when we launched it in the U.K.

Q320 Financial Highlights
Q3 revenue grew 58% year over year driven by a recovery in advertiser demand and positive returns from our investments in ad products and international expansion. We experienced broad based strength during the quarter across objectives as well as advertiser verticals, sizes, and geographies. Our Monthly Active Users (MAUs) grew to 442 million, maintaining strong year-over-year growth in both U.S. and international geographies. Our GAAP net loss was $(94) million or (21)% of revenue. Our Adjusted EBITDA was $93 million or 21% of revenue.
Users
MAUs at quarter-end were 442 million, representing growth of 37% year over year. We once again grew MAUs to new highs in both the U.S. and international geographies as people continued to seek online inspiration in the wake of COVID-19. Prior trends around higher growth in international users and higher growth from users under 25 years old continued in the quarter. We experienced a particular benefit of about 4 million global MAUs at the end of the quarter as younger users upgraded their iPhones to iOS14 and used Pinterest for inspiration for customized background filters.
By region:
•U.S. MAUs were 98 million, an increase of 13% year over year compared to 87 million in the same period of the previous year.
•International MAUs were 343 million, an increase of 46% year over year in comparison to the 235 million in the same period of the previous year.
Revenue
Total revenue was $443 million, an increase of 58% year over year compared to Q319. After a sharp acceleration in growth in July, our revenue growth remained strong in the rest of the quarter. Advertiser demand was broad based as businesses have increasingly adapted to the post COVID environment. Building off of the positive trends in July, we experienced particular strength from small and medium businesses, international geographies and large CPG advertisers. Retail advertiser demand returned to the platform throughout the quarter. Demand was also strong across brand and performance objectives, with the highest growth once again coming from conversion optimization objectives and Shopping ads products. Automatic bidding has supported higher budget utilization, better performance, and overall budget expansions, particularly for small and medium businesses. We continued to grow our active advertisers to new levels and further diversified our revenue across advertisers.
By region1:
•Total U.S. revenue was $374 million, an increase of 49% year over year. U.S. revenue increases were driven by ARPU expansion and supported by growth in U.S. MAUs.
•Total international revenue was $69 million or 16% of revenue, an increase of 145% year over year and compared to 10% of revenue in Q319. International revenue growth was driven by growth in ARPU and supported by an increase in MAUs.
ARPU
Global ARPU was $1.03, compared to $0.90 in Q319. The expansion in global APRU was driven by an increase in advertising demand on our platform partially offset by an increase in MAUs. Geographic mix was a headwind to global ARPU growth, as the number of international users grew faster than the number of U.S. users.
_______________________
1 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

By region:
•U.S. ARPU was $3.85, an increase of 31% year over year.
•International ARPU was $0.21, an increase of 66% year over year. International ARPU remains in the early stages, as we have only begun to execute on our strategy to provide ads that are useful and inspiring to our users in regions outside of the U.S.
Expenses
Total costs and expenses were $540 million, including $92 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses increased 31% year over year driven by a one-time payment of $90 million for the termination of a future lease contract. Total non-GAAP costs and expenses2 were $358 million, representing 81% of revenue compared to 101% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 27% year over year, reflecting higher hosting costs due to user growth. Our loss from operations totaled $(97) million, or (22)% of revenue, compared to a loss of $(134) million and (48)% for the same period in 2019. Non-GAAP income from operations2 was $84 million, or 19% of revenue, compared to a loss of $(3) million, or (1)% for the same period in 2019.
Costs and expenses
Cost of revenue was $113 million or 25% of revenue, compared to 30% in the year-ago quarter. Non-GAAP cost of revenue was $110 million or 25% of revenue, down from 29% of revenue compared to the year-ago quarter. The decline as a percent of revenue was primarily driven by higher overall revenue, partially offset by an increase in absolute hosting costs.
Research and development expenses were $160 million, down 4% year over year, driven by a decline in SBC following our April 2019 IPO. On a non-GAAP basis, expenses increased 17% year over year to $99 million. The increase was due to higher headcount.
Sales and marketing expenses were $119 million, up 7% year over year, driven by higher headcount including performance-based expenses, partially offset by a decline in SBC following our April 2019 IPO. On a non-GAAP basis, expenses increased 19% year over year to $107 million. The increase was due to higher headcount including performance-based expenses.
General and administrative expenses were $148 million, up 188% year over year, driven by a one-time payment of $90 million for the termination of a future lease contract. This termination payment is excluded from non-GAAP expenses. On a non-GAAP basis, expenses grew 56% year over year to $42 million. The increase was due to higher headcount and expenses related to outside advisor and legal-related expenses.
Net loss and Adjusted EBITDA3
Net loss was $(94) million or (21)% of revenue, compared to a loss of $(125) million, or (45)% for the same period in 2019. Non-GAAP net income2 was $87 million, or 20% of revenue, compared to $6 million, or 2% for the same period in 2019.
Adjusted EBITDA3 was $93 million, or 21% of revenue, compared to the year-ago quarter Adjusted EBITDA of $4 million, or 1% of revenue. Our adjusted EBITDA margin increased year over year due to an acceleration in revenue growth as well as COVID-related cost savings.
Balance sheet and cash flows
•We ended the quarter with approximately $1.65 billion in cash, cash equivalents, and marketable securities.
•Net cash used in operating activities for the nine months ended September 30, 2020 was $(72) million, compared to $(9) million in the same period last year.
_______________________
2 This non-GAAP financial measure excludes share-based compensation (SBC), amortization of acquired intangible assets and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. For more information on this, please see “About non-GAAP financial measures.”

3 This non-GAAP financial measure excludes SBC, depreciation and amortization expense, interest income, interest expense and other income (expense), net and provision for (benefit from) income taxes, and for the third quarter of 2020, a one-time payment for the termination of a future lease contract. For more information on this, please see “About non-GAAP financial measures.”

Guidance
Our current expectation is that Q4 revenue will grow around 60% year over year, a modest acceleration compared to our growth rate in Q320. We continue to navigate uncertainty given the ongoing COVID-19 pandemic and other factors.
We’re also operating in a more remote working environment while maintaining investments in the long-term strategic priorities of the company. We continue to evaluate our spending as the situation evolves.

We intend to provide further detail on our outlook during the conference call.

Closing
We will host a Q&A webcast at 1:30pm Pacific time/4:30pm Eastern time today to discuss these results and our outlook. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO and Head of Business Operations

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance and the number of shares eligible for sale following expiration of the lock-up. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery, including advertising activities, when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the scope and impact of the recent outbreak of COVID-19 on our planned investments, operations, expenses, revenue, cash flow, liquidity and users; our ability to attract and retain users and engagement levels; our ability to provide useful and relevant content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to attain and sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. Additional information will be made available in our Quarterly Report on Form 10-Q and other future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. All information provided in this letter to shareholders and in the earnings materials is as of October 28, 2020. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net, provision for (benefit from) income taxes and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income exclude amortization of acquired intangible assets, share-based compensation expense and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. Non-GAAP income (loss) from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income per share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net net income and non-GAAP net income per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP net income per share rather than net loss, net margin, total costs and expenses, loss from operations, net loss and net loss per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "―Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as a logged-in Pinterest user who visits our website or opens our mobile application at least once during the 30-day period ending on the date of measurement. We present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average between the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$652,723	$649,666
Marketable securities	996,392	1,063,679
Accounts receivable, net of allowances of $5,670 and $2,851 as of September 30, 2020 and December 31, 2019, respectively	339,274	316,367
Prepaid expenses and other current assets	44,537	37,522
Total current assets	2,032,926	2,067,234
Property and equipment, net	76,294	91,992
Operating lease right-of-use assets	164,803	188,251
Goodwill and intangible assets, net	13,814	14,576
Restricted cash	9,221	25,339
Other assets	3,980	5,925
Total assets	$2,301,038	$2,393,317
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,703	$34,334
Accrued expenses and other current liabilities	147,946	141,823
Total current liabilities	189,649	176,157
Operating lease liabilities	150,162	173,392
Other liabilities	26,623	20,063
Total liabilities	366,434	369,612

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 507,248 and 360,850 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 107,995 and 209,054 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	6	6
Additional paid-in capital	4,475,425	4,229,778
Accumulated other comprehensive income	2,063	647
Accumulated deficit	(2,542,890)	(2,206,726)
Total stockholders’ equity	1,934,604	2,023,705
Total liabilities and stockholders’ equity	$2,301,038	$2,393,317

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2020	2019
Revenue	$442,616	$279,703
Costs and expenses:
Cost of revenue	112,844	83,520
Research and development	160,187	167,703
Sales and marketing	118,531	110,740
General and administrative	148,087	51,450
Total costs and expenses	539,649	413,413
Loss from operations	(97,033)	(133,710)
Interest income	2,896	9,837
Interest expense and other income (expense), net	(51)	(1,056)
Loss before provision for (benefit from) income taxes	(94,188)	(124,929)
Provision for (benefit from) income taxes	32	(197)
Net loss	$(94,220)	$(124,732)
Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	$(0.23)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	603,490	546,126

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
Operating activities
Net loss	$(336,164)	$(1,325,653)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	29,174	19,496
Share-based compensation	234,801	1,265,581
Other	7,268	(3,296)
Changes in assets and liabilities:
Accounts receivable	(25,667)	12,331
Prepaid expenses and other assets	(6,184)	(1,502)
Operating lease right-of-use assets	31,835	21,746
Accounts payable	7,689	8,897
Accrued expenses and other liabilities	20,391	13,133
Operating lease liabilities	(35,013)	(19,634)
Net cash used in operating activities	(71,870)	(8,901)
Investing activities
Purchases of property and equipment and intangible assets	(14,032)	(20,433)
Purchases of marketable securities	(808,180)	(527,899)
Sales of marketable securities	174,042	93,389
Maturities of marketable securities	699,133	252,164
Other investing activities	316	—
Net cash provided by (used in) investing activities	51,279	(202,779)
Financing activities
Proceeds from initial public offering, net of underwriters' discounts and commissions	—	1,573,200
Proceeds from exercise of stock options, net	64,992	744
Shares repurchased for tax withholdings on release of restricted stock units	(56,894)	(424,965)
Payment of deferred offering costs and other financing activities	(1,750)	(11,305)
Net cash provided by financing activities	6,348	1,137,674
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(86)	(182)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(14,329)	925,812
Cash, cash equivalents, and restricted cash, beginning of period	677,743	135,290
Cash, cash equivalents, and restricted cash, end of period	$663,414	$1,061,102

Supplemental cash flow information
Accrued property and equipment	$3,952	$7,174
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$14,030	$41,399

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$652,723	$1,033,871
Restricted cash included in prepaid expenses and other current assets	1,470	2,409
Restricted cash	9,221	24,822
Total cash, cash equivalents, and restricted cash	$663,414	$1,061,102

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2020	2019
Share-based compensation by function:
Cost of revenue	$2,298	$1,568
Research and development	61,357	83,539
Sales and marketing	11,958	21,243
General and administrative	16,019	23,938
Total share-based compensation	$91,632	$130,288

Amortization of acquired intangible assets by function:
Cost of revenue	$94	$94
General and administrative	158	310
Total amortization of acquired intangible assets	$252	$404

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$539,649	$413,413
Share-based compensation	(91,632)	(130,288)
Amortization of acquired intangible assets	(252)	(404)
Termination of future lease contract	(89,500)	—
Total Non-GAAP costs and expenses	$358,265	$282,721

Reconciliation of net loss to non-GAAP net income:
Net loss	$(94,220)	$(124,732)
Share-based compensation	91,632	130,288
Amortization of acquired intangible assets	252	404
Termination of future lease contract	89,500	—
Non-GAAP net income	$87,164	$5,960

Weighted-average shares outstanding for net loss per share, basic and diluted	603,491	546,126
Weighted-average dilutive securities(1)	72,803	104,594
Diluted weighted-average shares outstanding for Non-GAAP net income per share	676,294	650,720

Net loss per share	$(0.16)	$(0.23)
Non-GAAP net income per share	$0.13	$0.01

(1) Gives effect to potential common stock instruments such as stock options, unvested restricted stock units and unvested restricted stock awards.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended September 30,
	2020	2019
Reconciliation of net loss to Adjusted EBITDA:
Net Loss	$(94,220)	$(124,732)
Depreciation and amortization	8,943	7,293
Share-based compensation	91,632	130,288
Interest income	(2,896)	(9,837)
Interest expense and other (income) expense, net	51	1,056
Provision for (benefit from) income taxes	32	(197)
Termination of future lease contract	$89,500	$—
Adjusted EBITDA	$93,042	$3,871